A. Code of Ethics (Personal Trading)

Sage Quant and Sage Quant Exchange-Traded Trust have the same Code of Ethics or personal trading procedures, which are set forth in this Section A and the Sage Quant Exchange-Traded Trust Compliance Manual.

Introduction

Pursuant to rules established by the U.S. Securities and Exchange Commission (the “SEC”), it is unlawful for certain persons of Sage Quant Investment Management, LLC (the “Adviser”) and the Sage Quant Exchange-Traded Trust (the “Trust”), in connection with the purchase or sale by such persons of securities held or to be acquired by a client account:

1.	To employee any device, scheme or artifice to defraud;

2.	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

4.	To engage in any manipulative practice.

The SEC’s rules also require investment advisers and registered investment companies to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard.

Consistent with the SEC’s rules, the Adviser and the Trust have adopted this Code of Ethics (the “Code”). The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Adviser and Trust must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

The foundation of Adviser’s and the Trust’s ethical standards is compliance with the letter and spirit of the law. Our personnel must respect and obey all of the laws, rules and regulations applicable to our business, including among others, securities, banking and other federal, state and local laws. The Adviser and Trust in has a compliance manual designed specifically to meet applicable laws and regulations. All supervised persons of these entities are required to be familiar and comply with the applicable Compliance Manual. Likewise each supervised person is responsible for being familiar with complying with the procedures applicable to him or her. Although he or she is not expected to know the details of each law governing their business, he or she is expected to be familiar with and comply with the company-wide policies and procedures. When in doubt, a supervised person should seek advice from supervisors, managers or other appropriate personnel of the Adviser and Trust.

The Code is intended to serve as the minimum standard of conduct for persons having access to information regarding the purchase and sale of portfolio securities by the Trust, or other registered investment companies for which the Adviser may serve in the future as adviser or sub-adviser, as well as future Adviser’s separate accounts and other advisory clients (collectively, the “Advisory Clients”). Each employee must avoid any activity or relationship that may reflect unfavorably on the Adviser and the Trust as a result of a possible conflict of interest, the appearance of such a conflict, the improper use of confidential information or the appearance of any impropriety.

This Code is designed to detect and prevent conflicts of interest between the Adviser’s and the Trust’s employees, officers, partners, members and trustees/directors (as applicable) and the Adviser’s Advisory Clients, which includes the Trust, that may arise due to personal investing activities. The Adviser has also established separate procedures designed to detect and prevent insider trading, which are included in the Adviser’s Compliance Manual and which should be read together with this Code.

Personal investing activities of Covered Persons may create conflicts of interests that may compromise fiduciary duties to Advisory Clients. As a result, Covered Persons must avoid any transaction that involves, or even appears to involve, a conflict of interest, diversion of an Advisory Client investment opportunity or other impropriety with respect to dealing with an Advisory Client or acting on behalf of an Advisory Client.

As fiduciaries, Covered Persons must at all times comply with the following principles:

•	Client Interests Come First. Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Advisory Clients. If a Covered Person puts his/her own personal interests ahead of an Advisory Client’s, or violates the law in any way, he/she will be subject to disciplinary action, even if he/she is in technical compliance with the Code.

•	Avoid Taking Advantage. Covered Persons may not make personal investment decisions based on their knowledge of Advisory Client holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of an Advisory Client with the expectation that the Advisory Client’s transaction will cause a favorable move in the market. This prohibition applies whether a Covered Person’s transaction is in the same direction as the transaction placed on behalf of an Advisory Client (for example, two purchases) or the opposite direction (a purchase and sale).

If you are uncertain whether a real or apparent conflict exists in any particular situation, you should consult with the applicable chief compliance officer for the Adviser and the Trust (collectively, the “CCO”) immediately.

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As of the date of this Code of Ethics, the CCOs are:
Sage Quant Management, LLC	Matthew B. Brown
Sage Quant Exchange-Traded Trust	Matthew B. Brown

The Code sets forth detailed policies and procedures that Covered Persons (as defined below) of the Adviser and the Trust must follow in regard to their personal investing activities. All Covered Persons are required to comply with the Code as a condition of continued employment.

1.                  Who is subject to the Code?

1.1.	Covered Persons. For the purposes of this Code, Covered Person is defined as:

1.1.1.	Each employee, officer, partner or member (as applicable) of the Adviser or the Trust:

•	who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the purchase or sale of securities covered by this Code, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

1.1.2.	Each Trustee of the Trust, except that:

•	Trustees who are not “interested persons” as defined under the Investment Company Act of 1940 (the “Independent Trustees”) are only subject to Section 6.4 (Quarterly Transaction Reports) of this Code; and

1.1.3.	Each natural person in a control[1] relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities covered by this Code.

2.                  What Types of Investments are subject to the Code?

[1]	Control means the power to exercise a controlling influence over the management or policies of the Adviser or Trust, unless such power is solely the result of an official position with the Adviser or the Trust.

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This Code requires that information about a Covered Person’s investments in certain securities be reported to the CCO.

For purposes of this Code, the term “Reportable Security” means any interest or instrument commonly known as a security, whether in the nature of debt or equity, including any: (i) option, (ii) futures contact; (iii) shares of registered closed-end funds; (iv) shares of registered open-end investment companies (i.e., mutual funds) that are advised by the Adviser (including those held in retirement accounts and that are not money market funds) and shares of exchange traded funds; (v) warrant; (vi) note; (vii) stock; (viii) treasury stock; (ix) bond; (x) debenture; (xi) evidence of indebtedness; (xii) certificate of interest; or (xiii) any participation in, or right to subscribe to or purchase, any such interest or instrument.

3.              What Types of Investments are not subject to the Code.

This Code does not require information about the following types of securities:

•	direct obligations of the U.S. government;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares of money market funds;

•	shares issued by open-end investment companies other than registered

•	investment companies for which the Adviser serves as an adviser or sub-adviser; or

•	shares issued by unit investment trusts that are invested exclusively in one or

•	more open-end investment companies, none of which are registered investment companies for which the Adviser serves as an adviser or sub-adviser or are exchange traded funds.

4.              What Types of Accounts are subject to the Code?

4.1.	Covered Accounts

“Covered Account” includes any securities account, whether held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm, in which a Covered Person has a beneficial interest or over which a Covered Person has investment discretion or other control or influence.2 A Covered Account includes the accounts of immediate family members.3 Restrictions placed on transactions executed within a Covered Account also pertain to investments held outside of an account of which a Covered Person has physical control, such as a stock certificate.4

[2]	Beneficial interest in an account includes any direct or indirect financial interest in an account.

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4.2.	Joint Accounts

Covered Persons of the Adviser are prohibited from entering into a joint account with any Advisory Client.

5.              What are the Restrictions on Trading?

5.1.	Pre-clearance Requirements

Covered Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of: (i) a Reportable Security, (ii) a security in an initial public offering (“IPO”), or (iii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund).

See Appendix A for the pre-clearance form to be used to obtain permission to make investments in Reportable Securities and Appendix B for the pre-clearance form to be used to obtain permission to make investments in private placements or IPOs.

5.2.	Lockout Period

Covered Persons may not purchase or sell a Reportable Security within seven calendar days prior to, or within seven days after, the Trust or an Advisory Client trades in such Reportable Security; except that, a Covered Person may sell a Reportable Security within seven calendar days after the Trust or Advisory Client executed a sales transaction in that same Reportable Security if the Trust or other Advisory Client no longer have a position in such Reportable Security.

Any profits realized by a Covered Person in contravention of this subsection must be disgorged.

6.              Reporting and Certification Requirements

6.1.	Initial Holdings Report and Certification

[3]	Immediate family includes your spouse, children and/or stepchildren and other relatives who live with you if you contribute to their financial support.

[4]	Covered Accounts also include accounts for which a Covered Person has power of attorney, serves as executor, trustee or custodian, and corporate or investment club accounts.

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Within 10 days after a Covered Person commences employment, he/she must certify in writing that he/she has received the Code, has read and understands the Code, that he/she will comply with its requirements, and that he/she has disclosed or reported all persona) investments and accounts required to be disclosed or reported. (Please see Appendices C and D for the required certifications and disclosure). Information disclosed may be no more than 45 days old at the time of disclosure. Covered Persons are only required to report holdings in Reportable Securities as defined in Section 2 of this Code.

The CCO will arrange to receive directly from the executing broker/dealer, bank or other third-party institution duplicate copies of trade confirmations for each transaction and periodic account statements for each Covered Account.

Accounts over which Covered Persons have no control. Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include in initial and annual holdings reports the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

When Duplicate Confirmations or Statements Are Not Available. You may wish to engage in a transaction for which no confirmation can be delivered to the CCO (e.g., transactions involving certain types of derivatives). These types of transactions require the prior written approval of the CCO and will involve additional reporting requirements.

6.2.	Ongoing Reporting Regarding Covered Accounts

Covered Persons must notify the CCO within 10 business days from the time any Covered Account is opened and immediately upon making or being notified of a change in ownership or account number. The notification must be submitted in writing to the CCO and include the broker name, name of the account, the date the account was opened, account number (if new account) or, if the account number changed, the old number and new number and the effective date of the change.

6.3.	Quarterly Transactions Report for Covered Persons (other than Independent Trustees)

All Covered Persons shall submit to the CCO, within 30 business days after quarter end, a report of all reportable transactions during the previous quarter. The report shall state the title and number of shares, the principal amount of the security involved, the interest rate and maturity date if applicable, the date and nature of the transaction, the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. The report shall also include the date it was submitted by the Covered Person. Covered Persons who have reported reportable transactions through duplicate copies of broker confirmations and statements are not required to file a quarterly report, if the confirmation and statement is received no later than 30 days after the end of the applicable quarter.

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Covered Persons are not required to submit quarterly transaction reports with respect to regular periodic purchases or sales that are made automatically to or from an investment account in accordance with a pre-determined schedule or allocation (e.g., an automatic investment plan or dividend reinvestment plan).

6.4.	Quarterly Transactions Report for Independent Trustees

Independent Trustees must file a Quarterly Transactions Report with the CCO only if the Independent Trustee knew, or in the ordinary course of fulfilling his/her official duties as a Trustee of the Trust should have known, that during the 15 days immediately before or after the date of a securities transaction in the Independent Trustee’s Covered Accounts that: (i) the security was purchased or sold by the Trust; or (ii) the Trust or its Adviser considered purchasing or selling the security for the Trust. Independent Trustees must file these reports within 30 days of the end of the calendar quarter in which the trade occurred.

6.5.	Annual Certification for Covered Persons

Annually, Covered Persons must certify that they have read and understand the Code, that they have complied with its requirements during the preceding year, and that they have disclosed or reported all personal transactions/holdings required to be disclosed or reported. Covered Persons must also disclose all personal investments and accounts on an annual basis. Please see Appendices C and D for the required certifications and disclosure. Information disclosed must be current as of a date no more than 45 days before the report is submitted.

Covered Persons are only required to submit an annual holdings report relating to Reportable Securities as defined in Section 2 of this Code.

Covered Persons are not required to report securities held in accounts over which the Covered Person has no direct or indirect influence or control. However, Covered Persons are required to include the name of any broker/dealer or bank with which the Covered Person has an account in which any securities are held for his/her direct or indirect benefit.

7.              Administration and Enforcement

7.1.	Determination of Persons Covered by Code

The CCO for the Adviser and the Trust will determine who is covered by this Code and will provide each such person with a copy of the Code and any amendments thereto.

7.2.	Review of Personal Trading Information

All information regarding a Covered Person’s personal investment transactions, including the reports required by Section 6, will be reviewed by the CCO. All such information may also be available for inspection by the Trust’s Board of Trustees. By signing the acknowledgement attached to this document, each Covered Person acknowledges that the CCO shall be permitted to obtain and review information, including account statements and trade confirmations, from brokerage firms, retirement plan administrators and other financial intermediaries, relating to the securities held by the Covered Person.

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7.3.	Annual Review/Report

The CCO will review the Code at least annually in light of legal and business developments and experience in implementing the Code. The CCO will provide an annual report to the Trust’s Board of Trustees that: (i) describes issues that arose during the previous year under the Code, including, but not limited to, information about material Code violations and sanctions imposed in response to those material violations; (ii) recommends changes in existing restrictions or procedures based on the experience implementing the Code, evolving industry practices or developments in applicable laws or regulations; (iii) and certifies to the Board that procedures have been adopted that are designed to prevent Covered Persons from violating the Code.

7.4.	Reporting Violations

Upon discovering a violation of this Code, a Covered Person shall immediately report such violation to the CCO and the CCO will be responsible for investigating such violations.

7.5.	Sanctions and Remedies

If the CCO determines that a Covered Person has violated the Code, she may impose sanctions and other appropriate actions, including issuing a letter of education, suspending or limiting personal trading activities, imposing a fine, recommending a suspension or termination of employment of a Covered Person employed by the Adviser or the Trust and/or informing regulators if the situation warrants. As part of any sanction, the CCO may require the violator to reverse the trade(s) in question and forfeit any profit or absorb any loss from the trade. Any money forfeited pursuant to this section will be donated to a charity selected by the CCO.

7.6.	Exemption Procedures

The CCO may grant exemptions from the requirements in this Code in appropriate circumstances. The CCO shall consider such exemptions upon written request by a Covered Person stating the basis for requested relief. The CCO’s decision is within her sole discretion.

7.7.	Questions and Exceptions

Any questions regarding this Code should be discussed with the CCO.

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